Results of Shareholder Meetings (Unaudited)
At the annual meeting of shareholders of MFS_ Special Value Trust, which was held on October 31, 2001, the following actions were taken:
Item 1. Trustees of the trust were elected as follows.
Nominee
Number of Shares
                                           For             Withhold Authority

Jeffrey L. Shames                      6,186,524.068          74,449.486
John W. Ballen                         6,184,924.068          76,049.486
Marshall N. Cohan                      6,166,402.068          94,571.486
Lawrence H. Cohn                       6,184,724.068          76,249.486
J. David Gibbons                       6,150,154.068         110,819.486
William R. Gutow                       6,184,524.068          76,449.486
J. Atwood Ives                         6,184,524.068          76,449.486
Abby M. O'Neill                        6,163,723.068          97,250.486
Lawrence T. Perera                     6,179,824.068          81,149.486
William J. Poorvu                      6,178,524.068          82,449.486
Walter E. Robb III                     6,151,508.068         109,465.486
Arnold D. Scott                        6,187,924.068          73,049.486
J. Dale Sherratt                       6,185,724.068          75,249.486
Elaine R. Smith                        6,180,699.068          80,274.486
Ward Smith                             6,152,706.068         108,267.486
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
Number of Shares
For   4,596,288.783
Against 201,490.054
Abstain 136,845.747
Broker Non-votes 1,534,012.000
Item 3. The amendment or removal of certain fundamental investment policies.

Number of Shares
For   3,962,810.321
Against 175,739.687
Abstain 144,481.546
Broker Non-votes 1,977,942.000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
Number of Shares
For   6,023,282.979
Against  94,232.288
Abstain 143,458.287
Item 5. The ratification of the election of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending October 31, 2001.

Number of Shares
For  6,148,593.273
Against 29,558.932
Abstain 82,821.349